Exhibit 10.16.22

Dear Awardholder

NOTICE OF ROLLOVER NEW JOINER CSP AWARD
I am writing further to the letter from Worldpay and Vantiv (with accompanying Appendix) dated 27 November 2017 (the "Letter"). (Unless otherwise stated, words and expressions defined in the Letter (and accompanying Appendix) apply equally in this Notice).
As you may be aware, the merger of Worldpay with Vantiv completed on [16 January] 2018 (Completion) and in connection with the Merger, Vantiv, Inc. has changed its name to Worldpay, Inc. Accordingly, all references in this Notice to 'Vantiv Shares' means shares in Vantiv, Inc., renamed as Worldpay, Inc. and references to 'Worldpay Shares' means shares in Worldpay Group Plc. Additionally, any references to the Vantiv Compensation Committee shall mean any duly comprised compensation committee of Worldpay, Inc.
I am pleased to confirm that your award (the "New Joiner CSP Award") under the Worldpay Group plc Conditional Share Plan (the "CSP") has been exchanged for an award in respect of Vantiv Shares with effect from Completion (the "Rollover New Joiner CSP Award").
1.    How was your Rollover New Joiner CSP Award determined?
On Completion your New Joiner CSP Award over Worldpay Shares (including shares representing dividends between the date of grant and Completion) was exchanged for a Rollover New Joiner CSP Award over Vantiv Shares, by reference to the following values:

The USD closing price of a Vantiv Share on Completion	USD:GBP exchange rate on Bloomberg at 6.00pm (GMT) on Completion	The GBP closing price of a Vantiv Share on Completion	0.0672 of the GBP closing price of a Vantiv Share on Completion
USD [•]	$[•] : £1	GBP [•]*	GBP [•]*
*Rounded to the nearest whole pence
The exchange was calculated using the following formula: (B x £C) / D = E where:
–     B is the number of Worldpay Shares subject to your New Joiner CSP Award immediately prior to Completion (including those representing dividends);
–     £C is £[•] (i.e. the value of the Merger Consideration, being £0.55 cash + 0.0672 of the GBP closing price of a Vantiv Share on Completion);
–     D is £[•] (i.e. the GBP closing price of a whole Vantiv Share on Completion); and
–     E is the number of Vantiv Shares subject to your Rollover New Joiner CSP Award (rounded down to the nearest Vantiv Share).
So:    (B x [•]) / [•] = E.
2.    When will your Rollover New Joiner CSP Award vest?
Your Rollover CSP Award will vest on [•]1 (the "Vesting Date"), subject to the leaver provisions set out at Q3 and the rules of the CSP. Your vested Rollover New Joiner CSP Award will then be subject to taxation and usual withholdings, such as for income tax and social security as applicable (see tax note appendix accompanying the Letter for further details).

1. For US tax payers, Vantiv reserves the right to permit earlier vesting in order to comply with 409A of the Internal Revenue Code.

If your New Joiner CSP Award was granted on a phantom basis (i.e. on the basis it would be settled with a cash payment equivalent to the value of the underlying shares), your Rollover New Joiner CSP Award will also be settled in cash rather than shares.

3.	What happens to your Rollover New Joiner CSP Award if you leave Worldpay?
If you leave Worldpay before your Rollover New Joiner CSP Award vests, depending on your reason for leaving, your Rollover New Joiner CSP Award may lapse or you may be allowed to keep it.
If you leave by reason of:

a)
your misconduct (including but not limited to): (i) dishonesty, fraud, misrepresentation, the commission of a criminal offence or breach of trust; (ii) any material breach of your terms and conditions of employment; (iii) any material violation of your employer's policy, rules or regulation; (iv) material failure to perform your duties to the satisfaction of your employer, as determined by Vantiv acting reasonably; or (v) any other circumstance that Vantiv reasonably considers to amount to gross misconduct or entitle your employer to dismiss you without notice or compensation in lieu of notice; or

b)
your resignation (unless you resign in response to: (a) a repudiatory breach of contract by your employer; (b) a change that Vantiv, acting reasonably, considers to amount to a material diminution in your overall responsibilities or status (provided that such material diminution shall not include: (i) a change of your title on its own; (ii) a change in your reporting lines on its own; or (iii) the unreasonable refusal of a suitable alternative assignment with commensurate responsibilities, in each case taking into account the increased size and scope of the combined organisation); (c) a material diminution in your overall remuneration potential; or (d) a relocation of your principal place of work of more than 50 miles), your Rollover New Joiner CSP Award will lapse in full.

If you leave for any other reason, you will be allowed to keep your Rollover New Joiner Award but it will be subject to pro-rating for time by reference to the period that has elapsed between the date of grant of your original New Joiner CSP Award and your leaving date, as compared to the original vesting period. Your pro-rated Rollover New Joiner CSP Award will continue to vest in accordance with the rules of the CSP on the Vesting Date (or possibly earlier if you are a US taxpayer). However, the Vantiv Compensation Committee reserves the right, in its absolute discretion, to permit vesting of your Rollover New Joiner CSP Award in full (as it sees fit on a case by case basis).

4.	Are there any other conditions that apply in relation to your Rollover New Joiner CSP Award?
All other material terms and conditions of your original New Joiner CSP Award will continue to apply to your Rollover New Joiner CSP Award including (but not limited to):

(i)	the original vesting period; and

(ii)	the right to receive a payment (in cash or shares) in lieu of any dividends paid or payable on Vantiv Shares between Completion and the Vesting Date[2].
Except as set out in Q3 above and below, the rules of the CSP will continue to apply to your Rollover New Joiner CSP Award, which will be administered by the Vantiv Compensation Committee in accordance with the terms set out in this Notice and the rules of the CSP (as applicable).
In addition, in order to take account of the Merger, any references in the CSP rules to the "Company" will be read as references to Worldpay, Inc; any references in the CSP rules to "Share" will be read as references to Class A common stock in the share capital of Worldpay, Inc; and any references in the CSP rules to the "Remuneration Committee" will be read as references to the duly comprised compensation committee of Worldpay, Inc.

2. Note: Vantiv does not currently pay dividends on the Vantiv Shares.

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